Code of Ethics and Business Conduct

as of October 2011

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

Table of Contents

1. INTRODUCTION	1

2. RISKS	2

3. GENERAL STANDARDS OF CONDUCT	3

3.1. GUIDING PRINCIPLES	3
3.2. ETHICAL BEHAVIOR	3
3.3. REPORTING SUSPECTED LEGAL VIOLATIONS	3
3.4. SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION (“SEC WHISTLEBLOWER PROGRAM”)	4

4. PERSONAL SECURITIES TRANSACTIONS	6

4.1. GENERAL	6
4.2. PRE-CLEARANCE PROCEDURES/HOLDING PERIOD	7
4.3. PERMITTED TRADING ACTIVITIES	8
4.4. REPORTING PROCEDURES	9
4.4.1. Quarterly Transaction Reports	10
4.4.2. Initial and Annual Holdings Reports	10
4.5. EXCEPTIONS FROM REPORTING REQUIREMENTS	11
4.6. TRADING AND REVIEW	11
4.6.1. Watch List and Restricted List	12
4.7. REPORTING VIOLATIONS AND REMEDIAL ACTIONS	12
4.8. REVIEW BY THE FUNDS’ BOARD OF DIRECTORS/TRUSTEES	12

5. CONFIDENTIAL INFORMATION	13

5.1. GENERAL	13
5.2. COMMITMENT TO PRIVACY	13
5.3. FORMER EMPLOYEES	13
5.4. PROCEDURES FOR REPORTING ACTUAL OR POTENTIAL UNAUTHORIZED BREACH	14
5.5. CONFIDENTIAL STATUS OF THE FUNDS’ PORTFOLIOS	14

6. NON-PUBLIC INFORMATION AND THE PROHIBITION ON INSIDER TRADING	15

6.1. GENERAL	15
6.2. INSIDE INFORMATION	15
6.3. MATERIALITY	15
6.4. PROHIBITION	16

7. INFORMATION BARRIERS/WALLS	17

7.1. GENERAL	17
7.2. POLICIES AND PROCEDURES	17
7.3. PRIVATE AND PUBLIC SIDES OF THE WALL	17
7.4. RESTRICTIONS ON COMMUNICATIONS	18
7.5. INDIVIDUALS “ABOVE THE WALL”	18
7.6. INFORMATION BARRIERS BETWEEN PRIVATE SIDE AND PUBLIC SIDE EMPLOYEES	18
7.7. WALL-CROSSING PROCEDURES	18
7.7.1. Introduction	18
7.7.2. Inadvertent Wall-Crossings	19
7.7.3. Procedures	19

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

7.7.4. Effects and Limitations on the Wall-Crosser	19
7.8. ROLE OF THE CHIEF COMPLIANCE OFFICER	20
7.9. ADDITIONAL INFORMATION CONTROLS	20
7.9.1. “Need to Know” Policy	20
7.9.2. Protecting Confidential/Inside Information	20

8. OUTSIDE ACTIVITIES	22

9. GIFTS AND ENTERTAINMENT	23

10. POLITICAL ACTIVITIES	24
10.1. PAY TO PLAY INTRODUCTION	24
10.2. PAY TO PAY RULE PROHIBITED ACTIVITIES	24
10.3. POLITICAL CONTRIBUTION PRE-CLEARANCE	24

11. EMPLOYEE INVOLVEMENT IN LITIGATION OR REGULATORY PROCEEDINGS	26

12. RECORDKEEPING	27

13. RESPONSIBILITY AND EMPLOYEE CERTIFICATION	28

APPENDICES	29

QUARTERLY SECURITIES REPORTING FORM	30
QUARTERLY NEW ACCOUNTS REPORTING FORM	31
INITIAL ACCOUNT REPORTING FORM	32
INITIAL HOLDINGS REPORTING FORM	33
ANNUAL ACCOUNT REPORTING FORM	34
ANNUAL HOLDINGS REPORTING FORM	35
POLITICAL CONTRIBUTION PRE-CLEARANCE FORM	36
EVERCORE PARTNERS CODE OF BUSINESS CONDUCT AND ETHICS	37

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

1.	Introduction

All employees1 of Evercore Wealth Management, LLC (“EWM”) must read and abide by the Code of Ethics and Business Conduct (the “Code”) and provide disclosure and certification forms in accordance with the Code. The Code includes procedural guidance and requires disclosure of potential conflicts of interest that may affect the business activities of EWM.

When seeking guidance on matters of ethics and conduct, employees should refer to the guidance provided herein as well as in other EWM policies and procedures. The Code is also intended to be read in conjunction with the EWM Compliance Policies & Procedures Manual (“Manual”) and Evercore Partners (“Evercore”) U.S. Employee Handbook (“Handbook”). To the extent there are any conflicts with the Handbook or other EWM policies or procedures, this Code controls.

Any questions with respect to the Code should be directed to the Chief Compliance Officer (“CCO”). As discussed in greater detail below, employees must promptly report any violations of the Code to the CCO. EWM has zero tolerance for retaliatory actions against persons reporting violations and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code violations or violations of the policies and procedures outlined in the Manual will be treated as being made on an anonymous basis.

The Code provides guidance on how you, as an employee must conduct your activities in order to uphold the ethical standards of EWM and its affiliates (the “Firm”). The Code sets forth standards of conduct in several key areas, including ethical and legal standards, conflicts of interest, confidentiality, and business practices. The Code is not exhaustive; it provides guidance for carrying out your responsibilities on behalf of EWM and observing the highest standards of ethical conduct. Because the Code does not address every possible situation that may arise, you are responsible for exercising good judgment, applying ethical principles, and raising questions when in doubt.

The board of directors/trustees of each investment company for which EWM provides investment advisory services shall approve this Code. Before approving this Code and any material amendments to it, EWM shall provide a certification to the board of directors/trustees of each investment company that EWM has adopted procedures reasonably necessary to prevent Access Persons (as defined herein) from violating the Code. Any material amendments to this Code must be approved by the board of directors of each investment company no later than six months after the adoption of the material change.

Currently, EWM serves as investment adviser to the Wall Street Fund (WALLX), and the EWM Macro Opportunity Fund (EWMOX) (collectively referred to herein as the “Funds”).

[1]	For purposes of the Code, the term “employee” means officers and non-officer employees. At the discretion of management, certain consultants, temporary employees and others who provide services to the firm may also be required to abide by the Code.

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

2.	Risks

In developing this Code, EWM considered the following risks to the organization:

•

Employees may engage in various personal trading practices that wrongly make use of nonpublic information resulting in harm to clients or unjust enrichment to the employee. (These practices include trading ahead of clients and passing nonpublic information on to spouses and other persons over whose accounts the employee has control.)

•	Employees may engage in an excessive volume of personal trading, which may detract from their ability to perform services for clients.

•	Employees may take advantage of their position by accepting excessive gifts, entertainment or other gratuities from individuals or entities seeking to do business with EWM.

•	Employees may not be aware of what constitutes material, nonpublic information and thus may act on that information in violation of the law.

•

Employees may serve as trustees and/or directors of outside organizations, which may present a conflict if EWM wants to recommend the organization for investment or if the organization is one of EWM’s service providers or clients.

EWM has established the following policies and procedures to help mitigate these risks.

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Code of Ethics and Business Conduct

3.	General Standards of Conduct

3.1.	Guiding Principles

As a registered investment adviser, EWM has a fiduciary duty to its clients. Accordingly, EWM and its employees must avoid activities, interests, and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, employees must strive to:

•	Place client interests ahead of EWM’s or the Firm’s;

•	Engage in personal investing that is in full compliance with this Code;

•	Avoid taking advantage of their position;

•	Maintain full compliance with applicable laws, including federal securities laws;

•	Adhere to the highest standards of ethical conduct;

•	Maintain the confidentiality of all information obtained in the course of employment;

•	Escalate issues which are reasonably believed to place EWM or the Firm at risk, and report any behavior reasonably believed to be wrong;

•	Not abuse or take EWM or the Firm’s assets or use them for personal gain;

•	Not engage in any activities that create a conflict of interest between the employee and EWM, EWM clients or the Firm or the Firm’s clients;

•	Not act in a manner that brings discredit on EWM or the Firm;

•	Deal fairly with clients, colleagues and others; and

•	Comply with all applicable internal policies.

3.2.	Ethical Behavior

Individual decisions and behavior have far-reaching implications. Standards of ethical and professional conduct reflect on the individual, on the EWM and Evercore brand, on the affiliated brands within Evercore’s family of companies, and on the investment industry as a whole. A strong personal sense of ethics should always play a significant role in guiding employees towards a proper course of action.

3.3.	Reporting Suspected Legal Violations

Employees should be familiar with the procedures for reporting suspected legal violations of EWM or Evercore. The following information is from Evercore’s Handbook:

Conducting Evercore’s business in an ethical manner is the obligation of all employees. By fulfilling this obligation, the Firm not only protects the reputation and image of Evercore, but honors Evercore’s responsibility to its stakeholders and maintains the public’s trust. To this end,

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

the Firm has implemented the Evercore Partners Values Line Program as part of commitment to strengthen ethics and compliance program tools and resources. The Evercore Partners Values Line is a resource to assist in reducing and preventing incidents of misconduct.

The Evercore Partners Values Line, 1-888-475-8376, is a 24-hour telephone service line available to all employees for reporting potentially illegal or unethical matters observed, discovered or experienced in the workplace. This resource is operated by a third party to ensure confidentiality. The Evercore Partners Values Line is not meant to replace ongoing communication between employees and supervisors, but it does provide employees an anonymous alternative.

The Evercore Partners Values Line is available for reporting workplace issues such as:

•	Discrimination/harassment.

•	Conflicts of interest.

•	Inappropriate gifts or entertainment.

•	Questionable accounting and auditing matters.

•	Environmental, health or safety issues.

•	Improper use of confidential information.

Employees are expected to comply with Evercore’s Code of Conduct (refer to Attachment F) and to help Evercore maintain an environment of mutual respect and the highest level of integrity in business activities. In addition, all employees are expected to be familiar with the material in “Value Line: Simply Good Business,” distributed to new employees by the Firm under separate cover.

The Legal and Compliance Department will coordinate and conduct investigations ensuring the involvement of Human Resources and other management as appropriate.

3.4.	Securities Whistleblower Incentives and Protection (“SEC Whistleblower Program”)

The SEC Whistleblower Program was created by Congress to provide monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the program “eligible whistleblowers” (defined below) are entitled to an award of between 10% and 30% (determined by the SEC in its discretion) of the monetary sanctions collected in actions brought by the SEC and related actions brought by other regulatory and law enforcement authorities. An award may be potentially larger for whistleblowers that use their internal reporting programs to report issues before contacting the SEC.

An “eligible whistleblower” is a person who voluntarily provides the SEC with original information, derived from a person’s independent knowledge or analysis, about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. The information provided must lead to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. One or more people are allowed to act as a whistleblower, but companies or organizations cannot qualify as whistleblowers. A person is not required to be an employee of the company to submit information about that company. It may be possible to keep your identity anonymous or make a filing through a third person, such as an attorney.

Certain persons are excluded from being an eligible whistleblower such as attorneys, accountants and compliance personnel.

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

For more information about this program or to report a possible violation, visit www.sec.gov/whistleblower

EWM has zero tolerance for retaliatory actions against persons reporting violations. Employees are encouraged to report any suspected violation, potential illegal activity or unethical behavior to Evercore’s or EWM’s General Counsel or Chief Compliance Officer. All such reports will be treated as being made on an anonymous basis. Neither the Firm nor EWM will allow retaliation against an employee for any report made in good faith. Any acts that may be considered retaliation should be reported immediately to Evercore Human Resources management.

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

4.	Personal Securities Transactions

4.1.	General

Employees must never engage in investment practices that violate either the letter or the spirit of this Code, that are illegal, improper, or unethical or present a potential or actual conflict of interest. EWM encourages employees to invest in a responsible manner with a view to achieving long-term financial goals.

An employee must not buy, sell or recommend the securities (or derivatives in respect thereof) of an issuer for any proprietary, customer, employee or other account while in possession of material nonpublic or Inside Information regarding the issuer (as discussed in section 6 below) and shall conduct all investment activities in accordance with this Code. Trading ahead of a customer’s order is known as front running and is also prohibited. Following a customer’s order with your trading activity is known as piggybacking or shadowing and is likewise prohibited.

Employees must disclose all accounts in which, and may purchase or sell any security in which, the employee has a “beneficial interest”, in compliance with the procedures set forth below. Employees are considered to have a beneficial interest in securities or an account if they have or share a direct or indirect pecuniary or ownership interest in the securities or the account or have discretionary investment or other authority over the account. Employees have a pecuniary or ownership interest in securities or an account if they have the ability to directly or indirectly profit from or control a securities transaction. This applies to securities or accounts owned individually, jointly, as trustee or accounts employees manage for family members or outside interests on a discretionary basis. This also applies to securities or accounts held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

For purposes of this policy, “security” or “securities” include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

A “securities account” is any type of account in which the employee has a beneficial interest and that holds any type of security.

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

With respect to the Funds, this Code is adopted pursuant to Section 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-l of the Investment Company Act of 1940, as amended (the “’40 Act”). Under these rules, it is unlawful for any affiliated person of EWM or the Funds, in connection with the purchase or sale, directly or indirectly, by the person of a security that is or has been held by, or is being or has been considered by EWM for purchase by the Funds:

(a)	to employ any device, scheme or artifice to defraud the Funds;

(b)	to make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

(d)	to engage in any manipulative practice with respect to the Funds.

4.2.	Pre-Clearance Procedures/Holding Period

All employees that are “Access Persons” (defined below) must request pre-clearance for transactions by submitting a request via the Personal Trading Control Center (“PTCC”) website (https://secure.complysci.com), which requires the employee to provide the following information:

(a)	the title and type of security; and

(b)	number of shares/units and approximate price.

“Access Person” includes any supervised person who:

(a)	has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

(b)	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

(c)	any interested director, officer, general partner or employee of the Funds or the investment adviser (or of any company in a control relationship to the Funds or the investment adviser), who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Funds or whose functions relate to making any recommendations with respect to such purchases or sales; or

(d)	any natural person who in a control relationship to the Funds or the investment adviser who obtains information (other than publicly available information) concerning recommendations made to the Funds with regard to the purchase or sale of securities.

All EWM officers and employees will be treated as Access Persons unless otherwise determined by the CCO.

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

EWM reserves the right to disapprove any proposed transaction, including any that may have the appearance of improper conduct, conflict with a client transaction, or violate a confidentiality agreement. Once pre-clearance is granted, employees may only transact in the security for the remainder of the day. If an employee wishes to transact in a security on the following or any other day, he or she must again obtain pre-clearance for the transaction.

All personal investments must be held at least thirty (30) days. Exceptions may be granted by the CCO for good cause.

Access Persons shall not purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction(s) acquires, any direct or indirect beneficial interest and which to his or her actual knowledge at the time of such purchase or sale:

(a)	is being considered for purchase or sale in client accounts or by the Funds;

(b)	is being or has been purchased or sold in client accounts or by the Funds either the trading day of, the trading day before or the trading day after, the day in which the employee intends to trade within his or her personal account; or

unless prior thereto the employee shall have received prior written approval by the CCO

To the extent possible, whenever an Access Person recommends that the Funds or EWM clients purchase or sell a security, he or she shall disclose whether he or she presently owns such security, or whether he or she is considering its purchase or sale in his or her own account.

For purposes of this section, a security is “being considered for purchase or sale” or is “being purchased or sold” when a decision to purchase or sell the security has been made and communicated to the trading team, which includes when the Funds or an EWM client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation or decision to purchase or sell, when such person seriously considers making such a transaction.

A security is not “being considered for purchase or sale” solely by reason of that security being subject to normal review procedures applicable to portfolio securities of clients or the Funds or normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

4.3.	Permitted Trading Activities

Transactions in the following types of securities are not required to be pre-cleared:

•	U.S. treasury and government agency obligations;

•	municipal securities (however, trades with a par value in excess of $100,000 are not exempt from the pre-clearance requirement);

•	futures, including index futures;

•	commodities;

•	foreign exchange contracts;

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

•	transactions pursuant to DRIPs (Dividend Reinvestment Investment Programs);

•	open-end and money market mutual funds (except for transactions in any mutual fund advised by EWM);

•	exchange-traded funds (ETFs), including unit investment trusts;

•	sovereign securities (non-G30/emerging market securities are not exempt from the pre-clearance requirement);

•	bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements; and

•

purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by a third party investment adviser or trustee).

The following types of transactions must be pre-cleared:

•	Securities in an initial public offering (IPO) or limited offering

•	Shares in any mutual fund advised by EWM including the Wall Street Fund (WALLX) or the EWM Macro Opportunity Fund (EWMOX).

4.4.	Reporting Procedures

Access Persons must disclose all their securities accounts, including those held at EWM.

Access Persons must receive pre-clearance before opening a new securities account with a broker-dealer that is not set up to electronically deliver statements and confirmations of trades automatically to Compliance through the PTCC website.

In addition, Access Persons must provide periodic reports regarding transactions and holdings in any security, except that employees are not required to report transactions in:

1.	Direct obligations of the government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by EWM or an affiliate; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by EWM or an affiliate.

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Code of Ethics and Business Conduct

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are reportable securities and are subject to the reporting requirements contained in this Code.

The CCO or his or her designee will collect from employees or will receive directly from broker- dealers set up to electronically deliver the information automatically to Compliance through the PTCC website, the following reports that include transaction and holdings information regarding employee personal trading activities: (1) quarterly transaction reports, (2) initial holdings reports, and (3) annual holdings reports.

4.4.1.	Quarterly Transaction Reports

Access Persons are required to report all securities transactions that they have made in securities accounts (including those held at EWM) during the quarter, as well as any new securities accounts that they have opened (including those held at EWM) during the quarter no later than thirty (30) days after the end of the calendar quarter.

In order to fulfill this reporting requirement, employees may instruct their broker-dealers to send the CCO duplicate trade confirmations and/or brokerage or custodial account statements, not later than thirty (30) days after the end of each calendar quarter. If the employee’s broker-dealer supplies an electronic feed to PTCC, then it is not necessary for the employee to request duplicate brokerage and/or custodial account statements and the CCO and/or his or her designee will view the employee’s quarterly holdings using PTCC. If an employee’s trades do not occur through a broker-dealer (e.g., sale of a private investment fund), such transactions shall be reported separately on the Quarterly Securities Reporting Form provided in Attachment A-1.

Employees may also utilize the Quarterly New Accounts Reporting Form (see Attachment A-2) to fulfill their new account reporting requirement in the event that they elect or are unable to provide duplicate trade confirmations and/or brokerage or custodial account statements to the CCO.

Employees are reminded that they must also report transactions and accounts of members of their immediate family including spouse, children, and other members of the household in accounts over which the employee has direct or indirect influence or control.

4.4.2.	Initial and Annual Holdings Reports

New employees are required to report all of their securities and securities accounts not later than 10 days after an individual becomes an employee. All new employees will complete an initial certification on the PTCC website within ten (10) days of their employment, at which point they will be required to list all securities accounts and provide a list of any privately offered securities or any securities not held in the list of accounts provided. The initial certification (refer to the Initial Reporting Forms in Attachments B-1 and B-2) must contain information that is current as of a date not more than forty-five (45) days prior to the date the person becomes an employee.

Access Persons are required to provide the CCO with a complete list of securities and securities accounts on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st. (Refer to Annual Reporting Forms in Attachments C-1 and C-2).

Evercore Wealth Management, LLC
Code of Ethics and Business Conduct

Employees may elect to forgo the use of the Initial Reporting Forms and Annual Reporting Forms and instead submit their brokerage or custodial account statements to the CCO in order to fulfill the initial and annual holdings report requirements. However, employees must be certain that their brokerage or custodial account statements include, at a minimum:

(a)	the title and type of security;

(b)	as applicable, depending on the type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security;

(c)	the name of any broker, dealer, or bank with which the employee maintains an account in which any security is held for the employee’s direct or indirect benefit; and

(d)	the date of the report and the time period the report covers.

If the employee’s broker-dealer supplies an electronic feed to PTCC, then the employee will not need to submit brokerage and/or custodial statements to satisfy the annual reporting requirement. The CCO and/or his or her designee will view the employee’s annual holdings using PTCC.

Access Persons must report their beneficial interest in any securities accounts, regardless of the types of securities that are held in the securities account. The CCO must be made aware of all securities accounts owned by employees.

4.5.	Exceptions from Reporting Requirements

Access Persons may not be required to submit quarterly transaction reports for any transactions effected pursuant to an automatic investment plan (such as a dividend re-investment plan or DRIP), pending CCO approval. In addition, employees are not required to report transactions of the type described in Section 4.4.

Finally, employees may not be required to submit transaction or holdings reports with respect to securities accounts over which the employee has no direct or indirect influence or control, including those held at EWM. Note, however, that the CCO may request that an employee provide documentation to substantiate that the employee has no direct or indirect influence or control over the account (e.g., an investment advisory agreement that gives a third-party manager discretion over the account).

4.6.	Trading and Review

This Personal Securities Transactions policy is designed to mitigate any potential material conflicts of interest associated with employees’ personal trading activities. Accordingly, the CCO or his or her designee will monitor employees’ investment patterns for compliance with this policy. A member of senior management or the Firm’s Compliance Department that is not under the CCO’s supervision will monitor the CCO’s personal securities transactions. If EWM discovers that an employee is personally trading contrary to the policies set forth above, the CCO will determine appropriate action.

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Code of Ethics and Business Conduct

4.6.1.	Watch List and Restricted List

Evercore and EWM maintain a highly confidential watch list and restricted list of securities for which EWM or the Firm has or may have material non-public information. The contents of each list are available only to specified personnel in the Compliance and Legal Departments. The Compliance Department uses these lists to track or restrict activities in publicly traded securities. The duration and type of restriction is determined by Compliance and varies, depending upon the reason that a security has been added to the list.

When the lists are used, securities are placed on either the restricted list (sometimes referred to as the “blacklist”) or the watch list (sometimes referred to as the “greylist”). Securities are placed on the restricted list and transactions in that security are prohibited in order to prevent a violation of securities laws, to avoid the appearance of a conflict of interest or when Compliance determines it is necessary.

Securities are placed on the watch list and transactions in that security must be pre-cleared when someone from EWM has been Wall-crossed, or when Compliance determines it is necessary.

4.7.	Reporting Violations and Remedial Actions

EWM takes the potential for conflicts of interest very seriously. As such, EWM requires its employees to promptly report any violations of the Code to the CCO. EWM’s senior management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any person that seeks retaliation against another for reporting violations of the Code.

If any violation of EWM’s Personal Securities Transaction policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or recommending terminating employment for cause, or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be given to a charity or disposed of as practical, as the CCO shall determine is appropriate.

Any violation of this Code by Access Persons related to the Funds shall be reported on a quarterly basis to the boards of directors/trustees of the Funds. The boards of directors/trustees of the Funds may impose such sanctions as it deems appropriate, including a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

4.8.	Review by the Funds’ Board of Directors/Trustees

Annually, the Funds’ boards of directors/trustees shall receive a written report identifying any issues arising under the Code with respect to the Funds, including any material violations of the Code with respect to the Funds during the past year and any sanctions imposed in response to such material violations of the Code with respect to the Funds.

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5.	Confidential Information

5.1.	General

Evercore and EWM employees frequently have access to confidential information. Confidential information means any information about EWM, the Firm, its employees or clients not known or available to the public. Examples of confidential information include, but are not limited to, the names of clients, or employees, their contact information, the names of their family members and other private information about them that may be included in their account or employment records, such as their profession, net-worth, salary, etc. Confidential information also includes, but is not limited to, discussions or negotiations, business plans, specific information about the Firm such as number or employees and their locations, investment analysis, technical data, specifications, documentation, policies and procedures, reports, contracts, presentations, expertise, plans, business methods, functionality, delivery of services, data, competitive analyses, databases, formats, methodologies, applications, developments, inventions, processes, payment terms, designs, drawings, algorithms, formulas, information related to marketing, finance, and generally all notes, analyses, compilations, studies, interpretations or other documents prepared by or for EWM, the Firm, clients or employees. Confidential information generally does not include information which is or becomes available to the public other than as a result of employee misconduct.

Generally, any information an employee encounters that would not otherwise be available to them outside their employment with the Firm should be considered confidential.

Much of the confidential information EWM receives is from clients, third parties or employees. Other confidential information is created by employees or the Firm, either for clients or for their own use. The proper use and handling of confidential information may vary depending upon the nature of the information, the source of the information, and the context in which the information was obtained or created. Any questions about whether something is confidential or should be treated confidentially should be directed to the CCO.

5.2.	Commitment to Privacy

EWM is committed to safeguarding its clients’ privacy. We do not sell any personally identifiable client information. Sharing of such information with third parties is limited to situations related to the processing and servicing of client accounts, and to specifically delineated exceptions in the applicable privacy laws and regulations. We share information with our affiliates as allowed by applicable law. Employees must be familiar with EWM’s Privacy Policy and with the procedural and systemic safeguards we maintain to protect this information. Employees must report any breaches of these safeguards in accordance with EWM’s procedures.

Within EWM, information concerning the identity of clients and their transactions and accounts must always be handled with care. Such information may not be disclosed to persons within the Firm unless they need to know it in order to fulfill their responsibilities to the client.

5.3.	Former Employees

An individual who ceases to be an employee of EWM has a continuing obligation with respect to confidential information of EWM, the Firm and its clients. An employee is not permitted to take any such information away after employment is terminated.

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5.4.	Procedures for Reporting Actual or Potential Unauthorized Breach

Any employee who has reason to believe that they or someone else has obtained or disclosed confidential information in a manner not permitted by EWM’s policies should contact the CCO. In such circumstances, the employee must not use or further disclose the information.

5.5.	Confidential Status of the Funds’ Portfolios

The portfolio positions of the Funds managed, advised and/or administered by EWM and current client and Funds’ portfolio transactions, programs and analyses must be treated confidentially and shared only with those who are permitted to know the information. Reference may be made to the latest published report of the Funds’ portfolios.

If nonpublic information regarding the Funds’ or client portfolios should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

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6.	Non-Public Information and the Prohibition on Insider Trading

6.1.	General

The federal securities laws prohibit “insider trading” – i.e., trading in or recommending trades in publicly traded securities based on material inside (non-public) information (“Inside Information” as defined below), or from disclosing such information to others who use it in trading. Employees are prohibited from effecting securities transactions while in the possession of material Inside Information. Employees are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the information directly relates, but also to related securities, such as options, convertible securities or other derivatives.

6.2.	Inside Information

“Inside Information” or “non-public information” is information about a company or other entity that has not been publicly disclosed. Information about a company which is received under circumstances which indicate that it is not yet in general circulation and may be attributable, directly or indirectly, to the company or its insiders should be considered to be Inside Information. As a rule, in order to disclose or use such information, one should be able to point to some fact to show that the information is generally available or widely disseminated to the public at large.

Inside Information may include “tips” or “slips” received directly or indirectly from a third party, whether inside or outside of a client relationship, particularly where the recipient knows, or should know, that the third party is disclosing the information improperly, in breach of his or her duty of trust or confidence to the owner or source of the information.

For example, an insider may “tip” information in violation of his or her duty to his or her own company. In some contexts, such as where the information relates to a tender offer or contemplated tender offer, Inside Information may include any information that the recipient knows or has reason to know has been acquired directly or indirectly from the issuer or other relevant party involved in the proposed tender offer, e.g., a financing source – regardless of any duty.

When in doubt, employees should assume that Inside Information is attributable directly or indirectly to an issuer or borrower, its officials, directors, employees, shareholders, agents, government regulators or others connected with the issuer by virtue of a professional or business relationship (referred to as “insiders”), regardless of the immediate source of such information or the circumstances under which it was conveyed or obtained.

6.3.	Materiality

Inside Information is “material” if a reasonable investor would consider the information important in making a decision to purchase, sell or hold a security or if the information, if public, would have a substantial market impact or would affect the company’s stock price.

Information should be presumed to be material if it concerns, among other things:

•	estimates of financial results, including estimates of earnings and profits,

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•	projected changes in previously released estimates,

•	dividend changes, stock splits and stock dividends,

•	bankruptcy proceedings,

•	substantial changes in current or future operations,

•	merger or acquisition plans relating to the company (whether as acquirer or acquiree),

•	anticipated changes in the market for the company’s securities,

•	significant increases or decreases in orders,

•	major litigation,

•	changes in senior management,

•	the purchase or sale of major assets,

•	liquidity problems,

•	significant borrowings,

•	significant disputes with suppliers, customers or in connection with a labor contract,

•	significant capital expenditure or research and development plans.

•	proposed tender offers or purchases or sales of major blocks of stock on the open market or in private transactions, or

•	proposed open market purchase or sale programs.

The above categories do not exhaust the types of information which are or may be material; any other type of information may be material, depending on the particular circumstances.

Any employee who receives (or believes he or she may have received) material Inside Information should immediately report this fact to the CCO or his or her designee so that any action necessary to avoid possible misuse of such information may be taken promptly.

6.4.	Prohibition

If an employee receives material Inside Information, the employee is prohibited from trading on that information, whether for the account of any client, the Funds or their own securities accounts, including any accounts in which he or she has a direct or indirect beneficial interest (including accounts for family members) or any other account over which he or she has control, discretionary authority or power of attorney.

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7.	Information Barriers/Walls

7.1.	General

This section provides a set of written policies and procedures designed to control and prevent the dissemination of non-public information.

An effective information barrier or “Wall” permits EWM and its other Public Side affiliates (as defined in section 7.3) to continue in the ordinary course of business even though other affiliates within the Firm may be in possession of Inside Information (see section 6 for a discussion of what constitutes “Inside Information”). It is thus important that all employees follow the specific Wall policies and procedures set forth below.

7.2.	Policies and Procedures

If any employee receives Inside Information from any source inside or outside EWM or the Firm, the employee must immediately inform the CCO or his or her designee, and otherwise take steps to see that employee trading (both personally and on behalf of clients, if applicable) immediately ceases in any affected securities. The employee should also refrain from making further disclosure of the information. These requirements apply whether or not EWM or the Firm is involved in an actual or prospective transaction concerning the issuer(s). If there is any doubt as to the nature of the information received, trading should be suspended immediately pending resolution of the question by the CCO.

Some employees or members of an employee’s family may be directors of public corporations or “insiders” for purposes of the federal securities laws. Such persons are required to notify the CCO of any such status or any change in that status. It is the general policy of EWM that Inside Information received by insiders in their capacity as insiders is not to be disseminated within EWM or the Firm.

7.3.	Private and Public Sides of the Wall

The Private Side of the Wall includes employees in the following areas of the Firm (generally, EWM business units will not be deemed Private Side):

•	Investment banking and advisory;

•	Other departments or individuals that regularly receive Inside Information; and

•	Administrative and back office staff that support the activities of the departments above.

The Public Side of the Wall generally includes the following:

•	Evercore Trust Company, N.A;

•	Evercore Wealth Management, LLC; and

•	Evercore Asset Management.

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7.4.	Restrictions on Communications

Where a Wall exists, an employee on one side of the barrier may not communicate (or otherwise give access to) information acquired or created in that business area to an employee on the other side of the Wall except in accordance with specific Wall-crossing procedures and with the prior authorization of the Compliance Department. Physical access restrictions reinforce the information barriers.

The Wall does not prevent communications regarding information that is not confidential or is already public.

7.5.	Individuals “Above the Wall”

The CCO and certain other individuals may be considered “above the Wall.” These individuals may be contacted concerning the handling of Inside Information, without the use of Wall-crossing procedures.

Individuals who are “above the Wall” may not participate in any day-to-day decisions to buy, sell or hold a particular security.

7.6.	Information Barriers between Private Side and Public Side Employees

Private Side personnel may not disseminate Inside Information or other confidential client information to any personnel of an affiliate (other than as set forth herein) without the prior approval of the Firm’s Compliance Department.

EWM employees should not attend meetings at which Inside Information is, or is likely to be, discussed unless such employees have been brought “across” the Wall. Inside Information should be transmitted “across” the Wall only through contacts by senior supervisory employees on both sides of the Wall. The recipient of the information should be advised that the information is Inside Information and that the recipient must adhere to Wall-crossing policies and procedures.

7.7.	Wall-Crossing Procedures

7.7.1.	Introduction

In certain circumstances, Private Side employees may need to obtain the advice or assistance of a Public Side employee. Contacts of this type are permitted so long as Inside Information is not disclosed to the Public Side employee.

If it becomes necessary or advisable for a Private Side employee to disclose Inside Information to a Public Side employee, the Private Side employee must follow the Wall-crossing procedures prior to disclosing information that is or may be Inside Information.

Note: In some cases the very fact that the Firm is working on an engagement for a particular client may constitute Inside Information.

Wall-crossing procedures allow for limited and controlled disclosure of Inside Information to Public Side employees for specific purposes, while continuing to preserve the confidentiality of Inside Information.

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7.7.2.	Inadvertent Wall-Crossings

A Public Side employee who obtains information they believe may be Inside Information without an appropriate Wall-crossing approval should immediately notify the CCO or his or her designee. Unless advised to the contrary by the CCO, the employee should refrain from engaging in, soliciting or recommending transactions in the related securities or other financial instruments for any account (whether for the Firm, a client, a personal account or any other account) and avoid further disclosure of the information.

7.7.3.	Procedures

The CCO will consider the following factors in evaluating a proposed Wall-crossing:

•	The importance of the proposed Wall-crossing’s objective

•	The need to know of the proposed person to be Wall-crossed

•	The availability of other means to accomplish the objective

•	The timing and duration of any proposed transaction

•	Potential adverse impact on Public Side activities, e.g., restrictions on trading, supervisory responsibilities

•	Any threats the proposed Wall-crossing may pose to the integrity of the Wall.

If approval is granted by the CCO, the information disclosed to a Wall-crosser should be limited to need-to-know information that is required in order for the Wall-crosser to carry out their work for the Private Side project. Any other limitations imposed by the CCO must also be observed.

7.7.4.	Effects and Limitations on the Wall-Crosser

A Public Side employee who has crossed the Wall (a “Wall-crosser”) is treated as a Private Side employee for purposes of this Code for the particular purpose of the Wall cross, so long as they possess Inside Information that has not been made public. The Public Side employee properly authorized to cross the Wall will receive a policy reminder regarding handling of Inside Information and the manner in which his or her activities may be limited.

A Wall-crosser’s Public Side activities will be restricted with respect to any security or other financial instrument to which any Inside Information they receive relates or is affected, unless advised otherwise by the CCO.

The Wall-crosser may not be able to participate in day-to-day investment or trading decisions regarding any security or other financial instrument relating to the Wall-crossing, if advised by CCO. These activities, however, may continue on the Public Side of the Wall without the participation of the Wall-crossed individual.

A Wall-crosser may return to their Public Side duties with respect to the relevant issuer when the Inside Information they received has been made public or as otherwise advised by the CCO. No further disclosure of Inside Information may be made to the Public Side employee following return to the Public Side of the Wall unless a new request is submitted and approved for the proposed Wall-crossing.

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7.8.	Role of the Chief Compliance Officer

The CCO is responsible for overseeing the Wall-crossing process for EWM personnel and will maintain a record of all Wall-crossings and coordinate with the Firm’s Compliance Department. The record will include:

•	the name of the person crossing the Wall,

•	the name of the issuer(s) involved,

•	the name of the person requesting the Wall-crossing, and

•	relevant dates.

7.9.	Additional Information Controls

7.9.1.	“Need to Know” Policy

EWM has a “need to know” policy with respect to the disclosure of confidential information and Inside Information. Employees are expected to limit the access to and disclosure of such information to those persons who:

•	must have the information to serve the proper business purposes of EWM or the Firm, or

•	must have the information to serve the proper business purposes of clients, and

•	can be expected to maintain the information in confidence.

The people that may “need to know” should be those that are:

•	personnel and external advisers directly involved in the transaction with the client,

•	managers of people that are involved in the transaction, and

•	fulfilling corporate control functions

Employees may not disclose:

•	confidential information to any person under any circumstances in which it appears likely that such person will misuse the information, and

•	Inside Information (as defined in section 6), except as permitted herein.

7.9.2.	Protecting Confidential/Inside Information

To the extent possible, access to office areas where confidential and/or Inside Information may be observed or discussed should be limited to persons with a business reason or purpose for being in the area. It is EWM and Firm policy that areas where confidential/Inside Information is accessible or stored shall be appropriately segregated and secure.

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Employees should not discuss confidential and/or Inside Information in public places such as hallways, elevators, taxis, airplanes, airports, subways, trains, and restaurants. Speaker phones should not be used in circumstances where confidential information may be overheard.

Visitors should not be allowed to frequent private areas of the Firm unescorted; rather, visitors should be escorted to their destination. Visitors attending meetings at the Firm should not be permitted access to areas not related to the purpose of their meeting. As a general rule, visitors should not be allowed unattended in the offices of professional employees or other areas where they may be exposed to confidential and/or non-public information.

Mobile phones, e-mails and other means of electronic communications may not be secure. Employees should use them with care. Employees may only use Firm-authorized e-mail and instant messaging systems when discussing confidential information.

Employees must safeguard documents and other materials that contain confidential and/or Inside Information. These should not be left exposed to public access. Whenever possible, such materials should be stored in desk or file drawers, cabinets, or otherwise secured from public access when not in use. When in use, employees should be careful not to leave such documents unattended unless precautions are taken to secure them from public access.

Whenever possible, materials containing confidential and/or Inside Information sent to the duplicating or telecommunications staff should be transmitted in interoffice envelopes. When such materials are delivered throughout the office, for example to an employee’s desk or in-box, they should be placed face down.

Other documents that disclose client identities, such as client lists, working group lists, code name lists, and number lists should be maintained and destroyed with similar care.

When materials containing confidential and/or non-public information are taken from the office, employees should be careful to ensure that such materials are secure from public view. Materials containing confidential and/or non-public information should be removed from EWM’s offices only for bona fide business reasons. Whenever it is possible to avoid doing so, such materials should not be discarded outside of EWM’s offices.

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8.	Outside Activities

A conflict of interest may arise from your activities, employment or other relationships outside of EWM. You must not act on behalf of or appear to represent EWM or the Firm in any transaction outside your role and responsibilities with EWM. You should inform the CCO and obtain his/her approval before you:

•	Pursue additional employment outside EWM

•	Engage in an independent business venture

•	Perform services for another business organization

•	Act as a director or officer on the board of a publicly traded, closely held or not-for-profit organization

•	Act as a trustee or executor for any person or account

•	Receive compensation for any employment or position held outside of EWM

Outside activities must be reported to Compliance via PTCC (https://secure.complysci.com). You must not pursue such outside activities and relationships during business hours or allow any outside business, civic or charitable activities to interfere with your job performance. In general, EWM discourages you from serving on a board of a for-profit organization.

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9.	Gifts and Entertainment

To ensure that employees maintain high standards of integrity and conduct and comply with federal, state and local regulations and interpretations, directors, officers and employees of EWM may not accept any gift or gratuity, other than one that is nominal in value (e.g., reasonably valued at an amount less than $100), from any person or entity that does or seeks to do business with EWM, and under no circumstances should an EWM employee solicit a gift from any person or entity. Any officer or employee who receives a gift or gratuity of more than nominal value must report the gift immediately to Compliance via PTCC (https://secure.complysci.com). The CCO may determine that the gift is exempt from this policy if the reason for the gift is based only upon a personal and not on a business relationship between the director, officer or employee and the individual extending the gift.

EWM regularly gives a gift with a value in the approximate range of $250.00 to its new clients (“on-boarding gifts”). These gifts do not have to be reported to Compliance, and are tracked centrally by the EWM Client Relationship Managers. Other than these on-boarding gifts, directors, officers or employees may not give a gift or gratuity of more than nominal value to a person or entity doing or seeking to do business with EWM without prior approval of the CCO. Any such gifts must be reported to Compliance via PTCC (https://secure.complysci.com).

Ordinary and usual entertainment expenses (such as the occasional meal, tickets to a sporting or artistic event such as a concert or the theater, or comparable entertainment event and any transportation to/from such event) of more than nominal value do not need to be reported to Compliance if, during such events, an EWM employee accompanies any persons from an entity that does or seeks to do business with EWM, and such events are not overly frequent or excessive.

Gifts and/or entertainment provided to or received from certain individuals such as those associated with ERISA plans, state and local instrumentalities or government officials, or those specifically seeking to do business with the Funds, may require additional diligence and review and should be discussed with the CCO before such gifts and/or entertainment is received or provided. No director, officer or employee, shall accept, directly or indirectly, any bequest from a client, except where such client is a relative. If any director, officer or employee is informed of a legacy to himself/herself in a client’s will, other than the will of a relative, he/she shall report all pertinent facts to the CCO.

Directors, officers, employees and their immediate families are not permitted to personally borrow from or lend to clients, beneficiaries or suppliers who do not engage in lending in the usual course of business except with the written approval of the CCO, as applicable.

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10.	Political Activities

10.1.	Pay to Play Introduction

As an SEC registered investment adviser, EWM falls under the stipulations of Advisers Act Rule 206(4)-5 (“Pay to Play rule”), which regulates political contributions made to state and local governments, officials, candidates and political parties.

10.2.	Pay to Pay Rule Prohibited Activities

The Pay to Play rule prohibits an investment adviser from providing services for compensation to a government entity, either directly or through a pooled investment vehicle, for two years after the adviser or any of its “covered associates” (defined below) makes a political contribution above specified thresholds to an elected official or candidate for public office if the office is responsible for or can influence that government entity’s selection of the adviser. The Pay to Play rule defines contributions broadly and includes any gift, subscription, loan, advance, deposit of money, or any other item of value made for the purpose of influencing any election for Federal, State, or Local office, or as payment of debts incurred during any such election.

A “covered associate” of an investment adviser is defined to include the following: (1) Any general partner, managing member, executive officer, or other individual with a similar status or function; (2) any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and (3) any political action committee controlled by the adviser or by any person that meets the definition of a covered associate. For purposes of this policy, all EWM employees are considered to be covered associates.

A covered associate is exempt from the Pay to Play rule if the total of their contributions to any one official, per election, did not exceed $350 if the associate was entitled to vote in the election at the time of the contributions, or $150 if the associate was not entitled to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within sixty days of being discovered. The exception for returned contributions is available to EWM no more than twice per calendar year and EWM cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Additionally, the Pay to Play rule prohibits EWM and those employees of EWM deemed covered associates from compensating any person to solicit a government entity for investment advisory services on behalf of EWM unless the recipient of the compensation (i.e. solicitation fee) is another registered investment advisor or a registered broker-dealer.

10.3.	Political Contribution Pre-Clearance

EWM forbids payments of any kind by it, its employees, or any agent or other intermediary to any government official, self regulatory official, corporation, or other similar person or entity within the United States or abroad for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.

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This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

If an employee is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance by submitting a request via PTCC (https://secure.complysci.com), or by submitting the attached Political Contribution Pre-Clearance form to the CCO (see Attachment E). The CCO will consider whether the proposed contribution is consistent with the restrictions imposed by Rule 206(4)-5. The CCO will retain copies of all Political Contribution Pre-Clearance forms.

Employees may make contributions to U.S. Federal offices, including U.S. President, U.S. Senate, and House of Representative seats, without seeking pre-approval. However, employees must use good judgment in connection with all contributions and should consult the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by EWM rather than its employees must be pre-cleared by the CCO.

New employees will be asked to disclose their past political contributions within two years from date of hire to Compliance to determine if any action should be taken. All documentation received will be retained by the CCO.

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Code of Ethics and Business Conduct

11.	Employee Involvement in Litigation or Regulatory Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

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12.	Recordkeeping

EWM shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities:

•	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•

A record of all written acknowledgements (initial and annual certifications and certifications of all amendments) as required by this Code for each person who is currently, or within the past five years was, an employee of EWM.

•

A copy of each report made pursuant to this Code by an employee, including any information provided in lieu of reports, shall be preserved by EWM for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•

EWM shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any private offering by employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

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13.	Responsibility and Employee Certification

The CCO will provide EWM employees with a copy of this Code, the Manual and any amendments at least annually. All EWM employees will be required to provide a written acknowledgment of their receipt of the Code, the Manual, and any amendments when provided and attest that they understand and agree to be bound by them. Such certification will be made initially upon employment, when the documents are materially amended, and at least annually via PTCC (https://secure.complysci.com). The CCO will be responsible for administering the Code. All questions regarding the Code should be directed to the CCO.

APPENDICES

Attachment A-1

Quarterly Securities Reporting Form

Employee Name:

For Quarter Ended:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

Number of Shares	Security Name	Type (e.g., equity or fixed income)	Ticker or CUSIP	Principal Amount	Buy/Sell	Interest rate/ Maturity	Price	Date	Broker, Dealer, or Bank

DELIVER TO THE CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER.

USE ADDITIONAL SHEETS IF NECESSARY.

Attachment A-2

Quarterly New Accounts Reporting Form

Employee Name:

For Quarter Ended:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all accounts that have opened during the previous calendar quarter in which you maintain a beneficial interest.

Name of Broker, Dealer, or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the newly opened accounts in which I have a beneficial interest.

Print Name

Signature	Date

Attachment B-1

Initial Account Reporting Form

Employee:

Information submitted current as of:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all securities accounts in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer, or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Signature	Date

Attachment B-2

Initial Holdings Reporting Form

Employee:

Information submitted current as of:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all reportable securities in which you have a beneficial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares (if applicable)	Security Name	Type (e.g., equity, fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

Attachment C-1

Annual Account Reporting Form

Employee:

Information submitted current as of:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all securities accounts in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer, or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Signature	Date

Attachment C-2

Annual Holdings Reporting Form

Employee:

Information submitted current as of:

In accordance with EWM’s Code of Ethics and Business Conduct, please provide a list of all securities in which you have a beneficial interest. This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares (if applicable)	Security Name	Type (e.g., equity, fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Use additional sheets as necessary.

I certify that this form fully discloses all of the securities in which I have a beneficial interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

Attachment E

Political Contribution Pre-Clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Employee Name:

Title:

Name of person or entity making the contribution (if other than Employee):

Recipient’s Name:                                               Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate?     YES     NO     If no, explain:

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Evercore Wealth Management, LLC is providing or seeking government business.

Date of contribution:                                  Signature:

Chief Compliance Officer Use Only

Reviewed by:                                                  Date:

Employee is a covered associate:     YES     NO

Approved                              Not Approved

Reason if unapproved:

If contribution is a triggering contribution, how many such contributions have occurred in the past 12 months?                      (If EWM employs more than 50 people, three triggering contributions may occur in a calendar year, otherwise two are permissible)

If employee has made a triggering contribution in the past, the request must be denied.

Attachment F

Evercore Partners Code of Business Conduct and Ethics

(Excerpt from the Evercore Partners U.S. Employee Handbook)

Code of Business Conduct and Ethics

Evercore Partners Inc. and its subsidiaries (the “Company”) are committed to conducting the Company’s business with honesty and integrity. The policies outlined in this Code of Business Conduct and Ethics (the “Code”) are designed to ensure that the Company’s employees and officers (“employees”) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business. Employees and directors who violate this Code will be subject to disciplinary action.

Employees and directors are expected to read the policies discussed in this Code and ensure that they understand and comply with them. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s General Counsel. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith.

I.	Responsibilities

Compliance with laws, rules and regulations

It is the policy of the Company to comply with all applicable laws, rules and regulations that apply to our business. It is the personal responsibility of each employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. Any questions should be directed to the Company’s General Counsel. If a law conflicts with a policy in this Code, employees and directors must comply with the law. If a local custom or policy conflicts with a policy in the Code, employees and directors must comply with the Code.

Insider trading

It is the Company’s policy that employees and directors may not buy or sell shares of the Company when they are in possession of material, non-public information. They also are prohibited from passing on such information to others who might make an investment decision based on it. Short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading,” and short-selling of the Company’s securities are not appropriate under any circumstances and accordingly are prohibited.

Employees may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. They also are prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Company’s General Counsel.

Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the General Counsel.

Confidentiality

Employees and directors may learn information about the Company or its clients that is not known to the general public or to competitors. Confidential information includes, among other things, all non-public information concerning the firm, including its businesses, financial performance, results or prospects, or information that associates, or clients of the Company have entrusted to it. Confidential information also includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its clients, if disclosed.

Employees and directors must maintain the confidentiality of information entrusted to them by the Company or its associates or clients, except when disclosure is authorized or legally mandated. Any questions about whether information is confidential should be directed to the Company’s General Counsel.

Conflicts of interest

A conflict of interest occurs when an individual’s private interest improperly interferes with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any employee or director who is aware of a material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should discuss the matter promptly with the General Counsel or, if applicable, a Co-CEO or the CFO of the Company.

Corporate opportunities

Employees and directors are prohibited from taking for themselves personally (or directing a third party) any opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees and directors are further prohibited from competing with the Company directly or indirectly. Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Interaction with public officials

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is limited by law.

In addition, the U.S. Foreign Corrupt Practices Act prohibits offering, paying or promising to pay or authorizing the payment of anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

Political and Charitable Contributions and Activities

Any political or charitable contributions made by or on behalf of the Company and any solicitations for political or charitable contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political or charitable contributions or engaging in political or charitable activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political or charitable contributions.

Anti-bribery /Fair dealing

Each employee and director shall endeavor to deal fairly with the Company’s stockholders, competitors, suppliers and employees. No employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. In addition, FINRA rules contain strict limits where applicable on the giving of business gifts or gratuities.

Equal Opportunity, Non-Discrimination, Fair Employment and Safety

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and operating results. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

Protection and proper use of Company assets

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees and directors have a duty to safeguard Company assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained. The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s General Counsel.

II.	Compliance Standards and Procedures

No code of business conduct and ethics can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since we cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees and directors approach questions or problems as they arise.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. The Company will devote the necessary resources to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the General Counsel.

Designated officer

The Company’s General Counsel has been designated as the officer with responsibility for overseeing and monitoring compliance with the Code. The Chief Compliance Officer is responsible for monitoring compliance with specific laws and regulations applicable to the Company’s FINRA and Registered Investment Advisors regulated affiliates. The General Counsel will make periodic reports to the Audit Committee of the Board of Directors regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from individuals other than your supervisor. In situations where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, consider discussing the issue with someone from the Human Resources department. If the issue relates to a specific FINRA matter, consider discussing the issue with the Chief Compliance Officer. In the case of accounting, internal accounting controls or auditing matters, consider discussing the issue with the Chief Financial Officer or the Audit Committee of the Board of Directors. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual proxy statement.

•	Remember—Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

Investigations

Reported violations will be promptly investigated. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

Waiver

Any waiver of the provisions of this Code for executive officers, management committee members or directors of the Company may be made only by the Board of Directors or a committee of the board and must be promptly disclosed to the Company’s stockholders.

Discipline/Penalties

Employees and directors who violate this Code may be subject to disciplinary action, up to and including dismissal. Employees and directors who have knowledge of a violation and fail to move promptly to report or correct it and employees and directors who direct or approve violations may also be subject to disciplinary action, up to and including dismissal. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual involved had been advised prior to the violation as to the proper course of action and whether or not the individual involved had committed other violations in the past.

Furthermore, violation of some provisions of this Code is illegal and may subject the employee or director to civil and criminal liability.

If you have any questions about how this Code should be applied in a particular situation, you should contact promptly the Company’s legal or compliance office.